PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             FRONTIER CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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Notes:

Frontier
Proxy Statement

Frontier Corporation

Frontier Center
180 South Clinton Avenue
Rochester, New York 14646-0700

Notice of Annual Meeting of
Common Shareowners

To be Held on April 24, 1996

Dear Shareowners:

The Annual Meeting of Common Shareowners of Frontier Corporation (the "Company") will be held at the Ritz-Carlton Hotel, 15 Arlington Street, Boston, Massachusetts 02117, at 10:30 a.m. on April 24, 1996. The purposes of the meeting are:

     . To elect thirteen Directors;

     . To elect Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending
       December 31, 1996;

     . To approve two proposals regarding employee and director compensation plans; and

     . To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

The Board of Directors amended Article II, Section 2, of the By-Laws to set the number of Directors constituting the entire Board at thirteen, effective January 22, 1996.

The Board of Directors has fixed the close of business on March 6, 1996, as the record date for the determination of shareowners entitled to notice of and to vote at the meeting.

Your vote is very important. Please sign and date the enclosed proxy card and return it promptly in the enclosed return envelope, whether or not you expect to attend the meeting. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Board of Directors' recommendations.
You may revoke your proxy and vote in person if you decide to attend the meeting.

An admission card will be required to gain entry to the meeting. If you are planning to attend the Annual Meeting, please check the box on the back of the proxy card. We will then send you your admission card which will include a map with directions to the meeting place.

By Action of the Board of Directors,


/s/ Josephine S. Trubek
--------------------------
Josephine S. Trubek
Corporate Secretary
Rochester, New York
March 11, 1996

Table of Contents

Proxy Statement
Proxy Solicitation                                       1
Voting at the Annual Meeting                             1
Proposal 1 - Election of Directors                       1
Information about the Board of Directors                 1
Nominees for Director                                    2
Stock Ownership of Management, Directors and
  Certain Beneficial Owners                              4
Report of Committee on Directors                         5
Report of Committee on Management                        6
Performance Graph                                        8
Compensation of Company Management                       9
Summary Compensation Table                               9
Option/SAR Grants in Last Fiscal Year                   10
Individual Grants in 1995 Table                         11
Aggregated Option/SAR Exercises in Last Fiscal Year
  and Fiscal Year-End Option/SAR Values Table           11
Long-Term Incentive Plans-Awards in Last Fiscal
  Year Table                                            12
Pension Plan Table                                      12
Compensation Committee Interlocks and
  Insider Participation in Compensation Decisions       13
Interest of Certain Persons in Matters to be
  Acted Upon                                            14
Indemnification of Certain Persons                      14
Proposal 2 - Election of Independent Auditors           15
Proposal 3 - Employees' Stock Option Plan               15
Proposal 4 - Directors' Stock Incentive Plan            16
New Plan Benefits                                       18
Other Matters                                           18
Future Proposals of Shareowners                         18

Proxy Statement
1996 Annual Meeting of Common Shareholders of Frontier Corporation

-------------------------------------------------------------------------------

Proxy Solicitation

We are sending you this Proxy Statement and the enclosed proxy card in connection with the solicitation of proxies by the board of directors ("Board of Directors") of Frontier Corporation (the "Company"), a New York corporation, for use at the annual meeting of holders of the Company's $1.00 par value common stock. This meeting (the "Annual Meeting") will be held on April 24, 1996, at 10:30 a.m., local time at the Ritz-Carlton Hotel, 15 Arlington Street, Boston, Massachusetts 02117, or any later time, if adjourned, for the purposes stated in the Notice of Annual Meeting of Common Shareowners provided to you.

        The Company will bear the cost of proxy solicitation. In addition to the solicitation of proxies by mail, some officers and employees of the Company, without additional compensation, may solicit proxies personally or by telephone, facsimile, telegraph or cable. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, the Company has retained Georgeson & Co., Inc., New York, New York, to aid in the solicitation of proxies at a fee not to exceed $8,500, plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of the Company.

        The principal executive offices of the Company are located at 180 South Clinton Avenue, Rochester, New York 14646, and its telephone number is (716) 777-1000.

Voting at the Annual Meeting

The close of business on March 6, 1996, has been fixed as the Record Date for the determination of the shareowners entitled to notice of, and to vote at, the Annual Meeting. On that date there were 162,195,487 shares of the Company's $1.00 par value common stock outstanding and entitled to vote at the meeting. Each shareowner is entitled to cast one vote for each share of common stock held as of the Record Date.

        Each proxy which is properly executed and returned in the enclosed return envelope will be voted at the Annual Meeting. Shares represented by your proxy will be voted in accordance with the directions you specify on the proxy card. If your proxy does not specify a choice, your shares will be voted for the election of the Directors nominated in the proxy; in favor of the election of Price Waterhouse LLP as independent auditors; and in favor of each of the proposals regarding employee and Director compensation plans. You have the right to revoke your proxy by executing a proxy bearing a later date, by attending the meeting and voting in person, or by otherwise notifying the Company prior to the meeting.

        The proxy card contains spaces for you to indicate if you wish to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for Director. Directors are elected by a plurality of the votes cast. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast in connection with that nominee's election. Auditors are elected by a majority of the votes cast. Abstentions are not counted in determining the votes cast in connection with the selection of auditors. Approval of the two proposals concerning employee and Director compensation plans (Proposals 3 and 4) requires that a majority of the outstanding shares entitled to vote on those proposals be voted in favor of them. Abstentions on either of the Plan proposals have the same effect as a vote against that proposal.

        The New York Stock Exchange allows brokerage firms holding shares for the benefit of their clients to vote in their discretion on behalf of their clients with respect to "discretionary items" if the clients have not furnished voting instructions within ten days of the shareowner meeting. The election of Directors and auditors are discretionary items with respect to which brokerage firms may vote. The proposals relating to the employee and Director compensation plans are not discretionary items and brokers who receive no instructions from their clients may not vote on these proposals. If your broker does not vote your shares, those broker "non-votes" will not be considered as votes cast with respect to the employee and Director compensation plan proposals but will have the same effect as a "no" vote since the proposals require approval by a majority of the outstanding shares entitled to vote.

-------------------------------------------------------------------------------

Proposal 1 - Election of Directors

YOUR BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" ALL NOMINEES.

Information about the Board of Directors

Board of Directors

The Board of Directors of the Company is currently composed of thirteen Directors. The Board of Directors nominates the thirteen persons named on pages 3 and 4 for election to the Board of Directors. All of the nominees are currently Directors of the Company whose terms expire coincident with the Annual Meeting. If elected, all nominees will serve until the Annual Meeting of Shareowners to be held in 1997 or until such time as their respective successors are elected.

        The Board of Directors held ten meetings during 1995. All of the Directors attended at least 75% of the total meetings of the Board and its committees which they were eligible to attend.

This Proxy Statement and Form of Proxy are being first sent to Shareholders on March 11, 1996.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through the activities of its committees. The standing committees of the Board are the Audit Committee, the Committee on Management, the Committee on Directors and the Executive Committee.

Audit Committee

The Audit Committee of the Board is currently composed of Douglas H. McCorkindale, Chair; Raul E. Cesan, Brenda E. Edgerton and Richard J. Uhl. This committee reviews the scope of audit activities and the financial reports of the Company, and reviews with management significant and material matters which may result in either potential liability to the Company or significant exposure to the Company. The Committee also makes reports and recommendations with respect to audit activities, findings, and reports of the independent public accountants and the internal audit staff of the Company. The Audit Committee held three meetings in 1995.

Committee on Management

The present members of the Committee on Management are Daniel E. Gill, Chair; Patricia C. Barron, Michael E. Faherty and Douglas H. McCorkindale. This committee is responsible for determining the compensation, benefits and perquisites of all senior executive officers of the Company, with the exception of the Chief Executive Officer, and for recommending the compensation, benefits and perquisites of the Chief Executive Officer to the full Board. This committee also develops and administers executive compensation plans and reviews succession planning for the Company and other significant human resources issues. The Committee on Management held six meetings in 1995.

Committee on Directors

The Committee on Directors focuses the Board's attention on corporate governance issues and serves as the nominating committee. The Committee currently consists of Patricia C. Barron, Chair; Jairo A. Estrada, Robert J. Holland, Jr., and Dr. Leo J. Thomas. The Committee is responsible for reviewing all matters relating to the selection, qualification, evaluation, and compensation of members of the Board of Directors and all nominees to the Board. The Committee on Directors held four meetings in 1995.

        The Committee on Directors will consider nominations by shareowners. Such submissions should include sufficient biographical information so that the committee can appropriately assess a nominee's qualifications. This information would include, at a minimum, the nominee's name and address, business and other experience, and a listing of any other Boards on which the nominee may be a member. All submissions should be sent by a letter addressed to the Corporate Secretary, Frontier Corporation, 180 South Clinton Avenue, Rochester, New York 14646-0700. Suggestions in connection with the 1997 Annual Meeting of Common Shareowners must be received by November 1, 1996 in order to receive consideration.


Executive Committee

The present members of the Executive Committee are Jairo A. Estrada, Chair; Patricia C. Barron, Ronald L. Bittner, Daniel E. Gill, Alan C. Hasselwander, Douglas H. McCorkindale and Marvin C. Moses. The Executive Committee possesses all of the powers of the Board of Directors except those which, by law or the Company's By-Laws, cannot be delegated to it. The Executive Committee met four times in 1995.

Compensation of Directors

Directors are paid an annual retainer and meeting fees. The annual retainer as set in 1995 is $15,000 and 500 shares of Frontier Corporation common stock. However, if shareowners approve Proposal 4, Amendment to Directors' Stock Incentive Plan, the annual retainer will consist of 1,200 shares of Frontier Corporation common stock and no cash. As stated on page 6, this change in compensation is intended to better align the interests of Directors with those of shareowners. The meeting fee is $1,500 for each Board and/or committee meeting attended. Under the 1995 compensation plan, each committee chair received an annual retainer in the amount of $4,000. However, if shareowners approve Proposal 4, Amendment to Directors' Stock Incentive Plan, the annual retainer for each committee chair will instead consist of 300 shares of Frontier Corporation common stock and no cash. New Directors also receive an additional one-time grant of 1,000 shares of Frontier Corporation common stock which they must hold during their tenure on the Board. Directors who are employees of the Company or its subsidiaries receive no annual retainer or meeting fees. Directors may elect to defer payment of their fees to future years.

        Pursuant to the Company's Directors' Stock Incentive Plan, Directors annually receive an option to purchase 4,000 shares of the Company's common stock. These options expire ten years after issuance, and the exercise price is the value of the stock on the day the option was issued. Each outside Director received a grant of options for 4,000 shares at an exercise price of $19.8750 per share on April 26, 1995, with the exception of Mr. Holland who received a grant of options for 3,667 shares at an exercise price of $22.875 per share on June 1, 1995, and Messrs. Faherty and Uhl who each received a grant of options for 2,834 shares at an exercise price of $27.125 per share on August 16, 1995. Messrs. Faherty and Uhl also held options for ALC Communications Corporation common stock. In conjunction with the Company's acquisition of ALC on August 16, 1995, each ALC option became exercisable for two shares of Frontier Corporation common stock.

        Directors also receive cellular telephone equipment and service and other nominal in-kind benefits.

-------------------------------------------------------------------------------

Nominees for Director

The Board believes that all of the nominees will be available and willing to serve as Directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

        The principal occupation and business experience of each nominee for election at the Annual Meeting of Common Shareowners to be held on April 24, 1996 appears next to that person's photograph:

-------------------------------------------------------------------------------
[Photo Appears Here]

Patricia C. Barron, 53, is President, Xerox Engineering Systems, Xerox Corporation, a manufacturer of office systems and equipment, and has held this position since February 1994. From March 1992 until February 1994, she was President, Office Documents Products Division, Xerox Corporation. From 1979 to March 1992, she was a Vice President of Xerox Corporation. She is a Director of Quaker Chemical Corporation and of Reynolds Metals Company. She has been a Director of the Company since 1990.

-------------------------------------------------------------------------------
[Photo Appears Here]

Ronald L. Bittner, 54, is Chairman, President and Chief Executive Officer of the Company and has held this position since November 1995 and for the period of April 1993 to August 1995. From August 1995 to November 1995, he was Chairman and Chief Executive Officer of the Company. He served as the Company's President and Chief Executive Officer from February 1992 to April 1993, and was an Executive Vice President and President - Telecommunications Group from May 1988 to February 1992. He is also a Director of Dynatech Corp. He has been a Director of the Company since 1989.

-------------------------------------------------------------------------------
[Photo Appears Here]

Raul E. Cesan, 48, is President, Schering-Plough Pharmaceuticals and
Executive Vice President, Schering-Plough Corporation, a worldwide manufacturer and marketer of pharmaceutical and health care products and has held this position since September 1994. From September 1992 through September 1994, he was President, Schering Laboratories - U.S. Pharmaceutical Operations.
From September 1988 to September 1992, he was President, Schering-Plough International. He has been a Director of the Company since 1995.

-------------------------------------------------------------------------------
[Photo Appears Here]

Brenda E. Edgerton, 46, is Vice President, Finance-U.S. Soup, Campbell Soup Company, a manufacturer of prepared convenience foods and has held this position since May 1994. From August 1989 through April 1994, she was Vice President and Treasurer, Campbell Soup Company. She has been a Director of the Company since 1993.

-------------------------------------------------------------------------------
[Photo Appears Here]

Jairo A. Estrada, 48, is Past Chairman of the Board and Chief Executive Officer of Garden Way Incorporated, a company which manufactures outdoor power equipment. He held that position until December 1995. Mr. Estrada has been a Director of the Company since 1989.

-------------------------------------------------------------------------------
[Photo Appears Here]

Michael E. Faherty, 61, is the principal of MICO, a general business consulting and contract executive firm since February 1977. In connection with this business, he has served, since 1994, as Chairman and Chief Executive Officer of ECCS, Inc., a provider of open systems-based networked computing solutions which incorporate ECCS's mass storage enhancement products. He also served from January 1992 to January 1994, as President and Chief Executive Officer of Shared Financial Systems, Inc., and was, from February 1989 to June 1992, President and/or Chairman of Intec Corp. He is a Director of Bantec, Inc. and of ECCS, Inc. Mr. Faherty has been a Director of the Company since 1995.

-------------------------------------------------------------------------------
[Photo Appears Here]

Daniel E. Gill, 59, is Past Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, a worldwide manufacturer and marketer of health care and optical products. Mr. Gill retired from that position in December 1995. He is a Director of Reebok International, Ltd. Mr. Gill has been a Director of the Company since 1981.

-------------------------------------------------------------------------------
[Photo Appears Here]

Alan C. Hasselwander, 62, is Past Chairman of the Board of Rochester Telephone Corporation (now Frontier Corporation). From February 1992 to April 1992, he was Chairman of the Company. From July 1984 to February 1992, he was President and Chief Executive Officer of the Company. He has been a Director of the Company since 1984.

-------------------------------------------------------------------------------
[Photo Appears Here]

Robert J. Holland, Jr., 55, is Chief Executive Officer of Ben and Jerry's Homemade, Inc., a manufacturer and marketer of premium ice cream, and has held this position since February 1995. From 1991 to 1995, he was Chairman and Chief Executive of Rokher-J, Inc., a business consulting firm, and from 1990 to 1991, he was Chairman, Gilreath Manufacturing, Inc. He is also a Director of Mutual Life Insurance Company of New York and Trumark Inc. Mr. Holland has been a Director of the Company since 1995.

-------------------------------------------------------------------------------
[Photo Appears Here]

Douglas H. McCorkindale, 56, is Vice Chairman and Chief Financial and Administrative Officer of Gannett Co., Inc., a nationwide diversified communications company. He is a Director of Gannett Co., Inc., Continental Airlines, and seven mutual funds in the Prudential Mutual Fund complex of funds. He has been a Director of the Company since 1980.

-------------------------------------------------------------------------------
[Photo Appears Here]

Marvin C. Moses, 51, is Vice Chairman and Chief Financial Officer of the Company and has held this position since November 1995. From August 1995 to November 1995, he was Executive Vice President and Chief Financial Officer for the Company. Mr. Moses was previously Executive Vice President and Chief Financial Officer of ALC Communications Corporation from October 1988 to August 1995. Frontier Corporation acquired that provider of long distance telecommunications services in 1995. Mr. Moses has been a Director of the Company since 1995.

-------------------------------------------------------------------------------
[Photo Appears Here]

Dr. Leo J. Thomas, 59, is Executive Vice President of Eastman Kodak Company, a manufacturer of imaging products, and has held this position since January 1995. From September 1994 to January 1995, he was Executive Vice President and President, Imaging; and from September 1991 to September 1994, he was Group
Vice President and President, Imaging, Eastman Kodak Company. From November 1989 to September 1991, he was Group Vice President and General Manager, Health Group of Eastman Kodak Company. He is a Director of Eastman Kodak Company and of John Wiley & Sons, Inc. He has been a Director of the Company since 1984.

-------------------------------------------------------------------------------
[Photo Appears Here]

Richard J. Uhl, 55, is President and a Director of Chicago Holdings, Inc., a privately owned company engaged in the management of several lease portfolios owned by it and its subsidiaries and in investments in operating companies. He has held these positions since 1985. Since July 1995, Mr. Uhl has also served as Chairman of the Board of Business Alliance Capital Corporation, an asset based lender to small and medium sized businesses. Since December 1987, Mr. Uhl also has been the President of Steiner Financial Corporation. He has been Chairman of the Board of Dealers Alliance Credit Corp. since November 1993 and a Director of First Merchant's Acceptance Corp. since May 1991. Both of these companies are purchasers and servicers of automobile finance contracts. He has been a Director of the Company since 1995.

-------------------------------------------------------------------------------
Stock Ownership of Management, Directors and Certain Beneficial Owners

In 1993, the Committee on Directors established targets for the minimum amounts of the Company's common stock which Directors should own. These targets for stock ownership consider the length of a Director's tenure on the Board. By the end of 1995, each outside Director with at least five years' service on the Board was to own at least 4,000 shares of the Company's common stock.

        Executive officers of the Company are also encouraged to own shares of the Company. The recommended stock ownership level is based on each officer's position in the organization and is a multiple of salary. The stock ownership targets of Messrs. Bittner, Moses and Massaro are the beneficial ownership of Company common stock equal in value to four times his respective salary. Each other Company executive has a target of beneficial ownership of Company common stock, varying by salary grade, equal in value to one to three times his or her respective salary. Each corporate officer is expected to achieve his or her target by the later of January 1, 1999 or the fifth anniversary of his or her appointment as an executive officer.

        The following table sets forth the number of shares of the Company's common stock beneficially owned by each Director and nominee, by each of the named executive officers, and by Directors and officers of the Company as a group as of February 22, 1996. No Director, officer or nominee owns more than 1% of the Company's outstanding shares of common stock. The group's aggregate holdings constitute less than 1% of the Company's issued and outstanding common stock.

Management and Directors Stock Ownership Table

                                                      Total
                           Common        Stock   Beneficial
Name                     Stock(1)   Options(2)    Ownership
----                     --------   ----------   ----------
Directors and Nominees:
Patricia C. Barron          4,884       4,064         8,948
Ronald L. Bittner (3)     149,920     149,264       299,184
Raul E. Cesan               2,437           0         2,437
Brenda E. Edgerton          4,453       3,114         7,567
Jairo A. Estrada           15,034       4,664        19,698
Michael E. Faherty          2,181      82,500        84,681
Daniel E. Gill              5,605       4,664        10,269
Alan C. Hasselwander (4)   33,395       1,964        35,359
Robert J. Holland, Jr.      2,590           0         2,590
Douglas H. McCorkindale     4,748       4,664         9,412
Marvin C. Moses (5)        18,047     612,800       630,847
Dr. Leo J. Thomas          23,444       4,664        28,108
Richard J. Uhl              1,754      42,500        44,254

Named Executive
  Officers:
Ronald L. Bittner (3)     149,920     149,264       299,184
Marvin C. Moses(5)         18,047     612,800       630,847
Jeremiah T. Carr           19,633      39,398        59,031
Dale M. Gregory (6)        35,237      43,264        78,501
Louis L. Massaro           35,984      36,398        72,382
William H. Oberlin              0      69,200        69,200
John M. Zrno                    0     100,000       100,000

Directors and Executive
  Officers as a Group     359,346   1,203,122     1,562,468

(1) Includes all shares which each Director, nominee or officer directly, or through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct the voting of such shares or to dispose or to direct the disposition of such shares. Amounts in this column include restricted stock. However, these amounts do not include shares which each such person has the right to acquire pursuant to options or other rights.

(2) Includes all shares which such persons have the right to acquire within the sixty days following February 22, 1996, pursuant to options or other rights. These amounts do not include shares which such persons have the right to acquire more than sixty days after that date.

(3) Includes 129 shares owned by Mr. Bittner's spouse and 313 shares owned by other members of Mr. Bittner's family. Mr. Bittner disclaims beneficial ownership of these shares.

(4) Includes 1,400 shares owned by Mr. Hasselwander's spouse. Mr. Hasselwander disclaims beneficial ownership of these shares.

(5) Includes 4,000 shares owned by Mr. Moses' children. Mr. Moses disclaims beneficial ownership of these shares.

(6) Includes 1,268 shares held by various trusts for the benefit of Mr. Gregory's children. Mr. Gregory's spouse is a co-trustee of each of these trusts. Mr. Gregory disclaims beneficial ownership of these shares.
Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of common stock.

Stock Ownership of Certain Beneficial Owners

                                Number of
Name and Address                Shares of     Percent
of Beneficial Owner          Common Stock    of Class
-------------------          ------------    --------
FMR Corp.(1)                   13,679,120      8.4%
82 Devonshire Street
Boston, Massachusetts 02109

Steven C. Simon(2)              5,143,217      3.2%
1300 Nicolett Mall
Minneapolis, Minnesota 55403

James J. Weinert(2)             3,424,633      2.1%
1300 Nicolett Mall
Minneapolis, Minnesota 55403

(1) FMR Corp. ("FMR") filed with the Securities and Exchange Commission a
Schedule 13G, dated February 14, 1996, stating that it beneficially owned in the aggregate 13,679,120 shares of the Company's common stock. As of February 22, 1996, this would represent approximately 8.4% of the Company's outstanding common stock. Of that amount, 11,327,390 shares were beneficially owned by FMR's wholly-owned subsidiary Fidelity Management & Research Company (acting as investment advisor) and 2,351,730 shares were beneficially owned by FMR's wholly-owned subsidiary Fidelity Management Trust Company (acting as investment manager). All these shares are also deemed beneficially owned by Edward C. Johnson 3d, who is FMR's Chairman and who is also a member of a controlling group with respect to FMR Corp. In its Schedule 13G filing, FMR also disclosed that with respect to the shares it beneficially owns, it has sole voting power with respect to 1,479,830 shares, sole dispositive power with respect to 13,679,120 shares, and no shared voting or shared dispositive power with respect to any shares.

(2) Steven C. Simon and James J. Weinert have expressly affirmed that they together comprise a group in a Schedule 13D, dated March 17, 1995, filed with the Securities and Exchange Commission. Each holds sole voting and investment power with respect to his shares.

        The Company's Directors, executive officers and shareowners holding in excess of 10% of the common stock are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, with copies to the Company, concerning ownership of and transactions in the Company's common stock. Based solely on those reports furnished to the Company and related information, the Company believes that all such filing requirements for 1995 were complied with in a timely fashion.

-------------------------------------------------------------------------------
Report of Committee on Directors

The Committee on Directors, which was created in 1993, focuses the Board's attention on corporate governance issues and serves as the nominating committee. Since its formation, the Committee initiated several actions designed to increase the independence of the Board and to further align the interests of Directors with the interests of shareowners. The Committee first reported its activities in last year's proxy statement. During 1995, the Committee continued its efforts to improve Frontier's corporate governance.

        The Committee reviewed the complete set of Governance Guidelines, originally created in 1994, and recommended certain changes. The Guidelines establish the standards for Board operation. At the recommendation of the Committee on Directors, the Board approved the standards.

        The Governance Guidelines set the size of the Board to be between 9 and 14 members who are each elected for a one year term. Attendance is expected to be 100 percent of meetings with a minimum of 75 percent. The minimum number of Board meetings held each year is five and, for each Committee, is two.

        The Governance Guidelines require that the Board be composed of primarily outside directors, and all committees except the Executive Committee are composed entirely of independent outside directors. Retirement age is 70. If a Director's primary job changes, the Governance Guidelines require that the Director submit a resignation which the Committee then recommends to the Board whether or not to accept. Retirement is considered a job change in the context of this provision.

        The Committee monitored the stock ownership of the members of the Board and reports that all current outside Board members have met their stock ownership targets. In addition, the Committee re-evaluated the targets and set new stock ownership targets commencing in 1996 at a multiple of four times the annual compensation of a director.

        The Committee reviewed Board member compensation and determined that a major shift was desirable to more closely align the Directors' interests with those of the shareowners. Thus, the Committee set the 1996 compensation package to require, subject to shareowner approval, that the full retainer for each Board member and the full retainer for each Chair of a committee be paid entirely in the form of shares of Frontier common stock.

        The Committee utilized a formal system of evaluation of each Director in its consideration of the slate of nominees submitted to shareowners for a vote at the annual meeting of shareowners.

        Your Committee on Directors will continue to review annually the Governance standards and recommend improvements to the full Board of Directors. The full Board of Directors considers the Governance Guidelines annually.

Respectfully submitted,

The Committee on Directors
Patricia C. Barron (Chair)
Jairo A. Estrada
Robert J. Holland, Jr.
Dr. Leo J. Thomas
January 22, 1996

-------------------------------------------------------------------------------
Report of Committee on Management

Compensation Philosophy and Policy

We believe that a compensation program should offer performance-based compensation to its employees and reward employees whose results enable the Company to achieve its vision. The executive compensation program is designed to measure and enhance executive performance.

        The Company's executive compensation program has four components:

        . Base Salary
        . Annual Bonus
        . Long-Term Incentive Plan
        . Stock Incentive Plan

        These components are designed to provide incentives and motivate key executives whose efforts and job performance will enhance the strategic well-being of the Company and maximize value to its shareowners.The program is also structured to attract and retain the highest caliber executives.

        The executive compensation program compensates the individual executive officers based on the Company's consolidated performance and the individual's contribution. The program is designed to be competitive with compensation programs offered by comparable employers.

        The Company retains William M. Mercer, Inc., to review its executive compensation program on an annual basis. Information from this consulting firm, as well as public information concerning salaries paid by companies in the telecommunications and related industries, is used to determine what a comparable firm would consider an appropriate performance-based compensation package for its executives.

        The analysis includes information from a self-constructed group of forty publicly-traded companies in the telephone, long distance, cable television, cellular and information technology industries. This group includes most of the companies reported in the Standard and Poor's Telephone Index and the Standard and Poor's Long Distance Index, together with additional companies. The Company's policy is to benchmark compensation levels at the median of the comparative companies and to reward results based on performance. On a comparative basis, the base salary of the Company's CEO and its other executives, on average, would be considered within the third quartile.

Base Salary

The salaries of the executive officers, including Mr. Bittner, were determined based on the executive's performance and an analysis of base salaries paid executive officers having similar responsibilities in other companies. This analysis included the companies in the self-constructed group of forty publicly-traded companies, together with additional companies from other industries with similar revenues and/or asset values. The level of Mr. Bittner's base salary was also based upon a subjective assessment of his individual performance and responsibilities as well as overall corporate performance as measured by actual earnings per share and cash flow versus pre-established targets, strategic goals, and growth of the business. The other executive officers have similar measurements, but specific factors are more closely linked to individual responsibilities. No relative weights are attributed to any specific measurement factors.

Annual Bonus

The Company's annual bonus plan is designed to provide performance-based compensation awards to executives for achievement during the past year. For executive officers, bonus awards are a function of individual performance and consolidated corporate results. Business unit performance is also a component of the bonus plan for those involved in line operations below the executive officer level. All participants are subject to a discretionary adjustment, either positive or negative, based on individual performance. The specified qualitative and quantitative criteria employed by the Committee in determining bonus awards vary individually and from year to year. These criteria, or targets, are established as a means of measuring executive performance. The corporate target for 1995 was an equally weighted earnings per share and cash flow target established by this Committee of the Board of Directors as an incentive to improve the financial performance of the firm and thus improve long-term stock performance. Performance objectives and associated payouts were established at the beginning of the year and were subsequently modified in September to reflect the financial structure and objectives of the Company following the completion of the Company's acquisition of ALC Communications Corporation and other significant acquisition and merger activity. The objectives are identified as threshold, standard and premier targets with standard performance yielding payouts at the median level competitively. No award will be paid unless threshold performance is achieved for both components.

        For 1995, both earnings per share and cash flow results were between the standard and premier levels. All the Company's senior executives are eligible to participate in the bonus plan with payout awards varying by salary grade. With respect to Mr. Bittner's participation, his annual bonus was based upon achievement of the corporate targets, a mechanical application of the formula (which for Mr. Bittner was 105.0%, times his actual salary) and an additional discretionary adjustment based on his individual performance.

Long-Term Incentive Plan

The Company's long-term incentive plan, the Performance Unit Plan ("PUP"), was originally designed to motivate executives to improve shareowner value over longer periods of time than one year. In the Committee's judgment, the long-term incentive plan was not totally successful in linking employee performance with increased shareowner value. The Committee determined that stock-based compensation programs provide a better incentive to link an executive's goals to those of a shareowner. Therefore, beginning in 1994, PUP was discontinued and the Committee used stock-based plans to better align employee interests with the long-term interests of shareowners. No new PUP grants were issued in either 1994 or 1995, and the payouts for the 1993 -1995 cycle represent the conclusion of this Plan.

        Executives received PUP payouts based on equally weighted measures of the Company's stock appreciation over the past three years as compared to a group of sixteen telecommunications firms and as compared to the Standard and Poor's 500 Index. Cycle payouts are a product of the Company's stock price at the end of the cycle, corporate performance against the selected measures, and the number of units granted to an executive for the cycle. The final PUP awards for Mr. Bittner and the other executive officers were based upon performance achieved at 120% of the target levels.

Stock Incentive Plan

This Committee believes that stock-based plans are an important component of executive compensation programs because they tie long-term compensation directly to the interests of shareowners. The Company's Management Stock Incentive Plan is designed to align executive compensation with the long-term performance of the Company's stock. Stock options issued in 1995 do not expire until 2005, and the exercise price is the value of the stock on the day the option was granted. This Committee makes a subjective determination of the specific stock option grant to be awarded to each executive officer. The factors considered by the Committee in making this determination are:

(a) the executive officer's past performance on previously set objectives and

(b) his or her expected future contribution to the long-term strategic goals and objectives of the Company.


No relative weights are attributed to either of these factors. All executive officers of the Company received options in 1995 based on their position in the Company, their contribution to the achievement of the Company's long-term objectives as assessed by Committee members based on their experience with the executive officers, and upon the recommendation of the chief executive officer. Upon this Committee's recommendation, the full Board awarded
Mr. Bittner options based upon these factors as well.

        Restricted stock awards issued in 1995 expire on December 31, 1998, and require that both passage of time and performance criteria be satisfied for vesting of shares to occur. An executive must continue to be employed by the Company and specified stock price levels must also be achieved by certain dates for vesting to occur. No greater than one-third of an executive's award can be paid in either 1996 or 1997. On the grant date the Company's stock price was $27.1250 per share. The stock price performance vesting criteria for the first one-third of the grant is the achievement of at least a $31.00 stock price for twenty business days in a thirty business day period. Subsequent thirds will vest upon the achievement of stock prices of $36.00 and $41.00 and the passage of time. Messrs. Carr, Massaro and Gregory, and selected other key senior managers received restricted stock awards based upon their expected future contributions to the long-term strategic goals and objectives of the Company as recommended by the chief executive officer and as assessed by Committee members. Upon this Committee's recommendation, the full Board awarded Mr. Bittner restricted stock based upon these factors as well.

Other Actions

The Company took action in 1995 to redesign a competitive, standardized benefit package for all non-bargaining unit employees. To align executive benefits, this Committee modified several of the executive benefit plans. The Supplemental Management Pension Plan ("SMPP") is frozen as of December 31, 1996. Changes have been made affecting service and age factors impacting retirement. The final benefit calculation will be enhanced by 20% to offset partially the loss of future benefit accruals as a result of freezing the Plan. Senior management as well as all executive officers are covered by SMPP.

        The Supplemental Executive Retirement Plan ("SERP") is frozen as of December 31, 1999. This date was selected to retain the Company's senior executives during the period of transition following mergers and acquisitions in 1995, and to avoid creating an incentive for senior executives to retire prematurely. No change in retirement parameters nor enhancement of benefits is provided, nor will new participants be included in the Plan beyond December 31, 1995. All executive officers are covered by SERP. See Pension Plans, page 12.

        The Committee believes that stock-based programs provide the best long-term incentives, are excellent motivators and better align the efforts of employees with the objectives of the shareowners. The Committee has established stock ownership guidelines for the Company's executives. These guidelines are a multiple of salary. Mr. Bittner's target, to be achieved by January 1, 1999, is the beneficial ownership of Company common stock equal in value to four times his annual salary.

        The Committee approved the Employees' Stock Option Plan for presentation to shareowners for approval (see pages 15 and 16). This broad-based plan provides eligibility for stock option grants to non-executive employees of the Company. Options will be issued at fair market value on the day of grant, will vest upon the second anniversary of the grant date, and will expire on the tenth anniversary of the grant date. The Committee believes that the introduction of this program will better align the interests of all Company employees with the interests of shareowners. This becomes much more important as the Company continues its accelerated transition into a fully competitive telecommunications marketplace.

        Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the five highest paid executive officers unless certain requirements are met. The Management Stock Incentive Plan, specifically as it relates to performance-based restricted stock, is designed to comply with Section 162(m) requirements. The Committee favors a pay-for-performance compensation program and intends to continue to review executive compensation plans in consideration of the regulations.

        No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Respectfully submitted,

Daniel E. Gill (Chair)
Patricia C. Barron
Michael E. Faherty
Douglas H. McCorkindale
January 22, 1996

-------------------------------------------------------------------------------
Performance Graph

The following graph charts the Company's cumulative total shareowner return performance against the Standard and Poor's Telephone Index, the Standard and Poor's Long Distance Index and the Standard and Poor's 500 Index. The Long Distance Index has been added this year because long distance is a more significant component of the Company's business following its August 1995 acquisition of ALC Communications Corporation. The other indices have been presented in past years. A variety of factors may be used in order to assess a corporation's performance. This Performance Graph, which reflects the Company's total return against the selected peer group, reflects one such method. The performance of the Standard and Poor's Telephone Index and the Standard and Poor's Long Distance Index are weighted by the stock market capitalization of the companies within each of these peer groups.


                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG FRONTIER, S&P TELEPHONE INDEX, S&P 500 INDEX AND S&P LONG DISTANCE INDEX

Measurement period                S&P TELEPHONE   S&P 500   S&P LONG DISTANCE
(Fiscal year Covered)  FRONTIER   INDEX           INDEX     INDEX
---------------------  --------   -------------   -------   -----------------
Measurement PT -
12/31/90               $100       $100            $100      $100
FYE 12/31/91           $116       $107            $130      $134
FYE 12/31/92           $135       $118            $140      $177
FYE 12/31/93           $177       $136            $155      $198
FYE 12/31/94           $172       $126            $157      $180
FYE 12/31/95           $254       $190            $215      $242


-------------------------------------------------------------------------------
Compensation of Company Management

We have included the following tables and other information to help you understand the compensation of the Company's executives. These tables reflect the components of compensation paid the executive officers of Frontier Corporation. Specifically, these include salary, bonus, stock options and a long-term incentive plan. The Company does not provide its executives with stock appreciation rights.

        The Report of the Committee on Management of the Board of Directors appears on pages 6 to 8 of this Proxy Statement. This Report discusses the factors taken into consideration in setting Mr. Bittner's compensation and the compensation of the other executive officers. A Performance Graph showing the performance of the Company's stock as compared to the Standard and Poor's 500 Index, the Standard and Poor's Telephone Index, and the Standard and Poor's Long Distance Index appears on page 8 of this Proxy Statement.

Summary Compensation Table

The following table provides a summary of compensation paid to the CEO and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries over the past three fiscal years. The indicated titles are those currently held by each named executive officer. The table also includes information concerning two additional persons who were executive officers of the Company during 1995.

                                                                               Long Term
                                                                              Compensation
                                                                       -----------------------
                                       Annual Compensation                  Awards     Payouts
                            ------------------------------------------ -----------     -------
                                                                Other  Securities
                                                                Annual  Underlying                    All Other
Name                                                           Compen-    Options/        LTIP          Compen-
and Principal                         Salary        Bonus       sation        SARs     Payouts           sation
Position                    Year         ($)          ($)       ($)(3)         (#)      ($)(4)           ($)(5)
------------------------    ----    --------     --------     --------  ----------    --------      -----------
R. L. Bittner               1995    $575,000     $660,000       $    0     502,000    $222,850       $   42,703
Chairman, President and     1994    $408,333     $349,471       $    0      88,800    $204,164       $   41,369
CEO Frontier Corporation    1993    $360,000     $407,500       $    0      46,000    $230,121       $   26,856

M. C. Moses(1)              1995    $272,917     $293,500       $    0     100,000    $      0       $    1,065
Vice Chairman and           1994    $246,562     $250,000       $1,761           0    $      0       $      750
Chief Financial Officer     1993    $245,417     $210,000       $    0     480,000    $      0       $      600
Frontier Corporation

J. T. Carr                  1995    $258,033     $208,466       $    0      86,400   $  67,182       $    8,152
Senior Vice President       1994    $200,275     $132,500       $8,330      22,000   $  67,856       $   10,508
Frontier Corporation        1993    $176,350     $ 87,750       $    0      12,000   $  80,702       $    8,934
and Chairman Rochester
Telephone Corp.

D. M. Gregory               1995    $274,467     $193,315       $4,541      86,400   $  71,545       $   19,749
Senior Vice President       1994    $219,542     $131,600       $3,799      26,400   $  65,556       $   17,306
Frontier Corporation and    1993    $186,567     $131,625       $    0      13,200   $  69,753       $   29,963
President-Carrier Services

L. L. Massaro               1995    $241,375     $219,199       $    0     126,400   $  68,127       $   17,234
Executive Vice              1994    $189,442     $111,700       $    0      22,000   $  70,385       $   16,600
President and Chief         1993    $174,800     $131,625       $    0       9,000   $  95,662       $   11,721
Administrative Officer
Frontier Corporation

W. H. Oberlin(2)            1995    $258,333     $264,475       $    0     100,000   $       0       $1,161,065
former President            1994    $246,562     $250,000       $5,668           0   $       0       $      750
Frontier Corporation        1993    $245,417     $210,000       $    0     480,000   $       0       $      600

J. M. Zrno(2)               1995    $270,833     $285,075       $6,269           0   $       0       $1,274,064
former Vice Chairman        1994    $321,524     $325,000       $4,673           0   $       0       $      750
Frontier Corporation        1993    $319,041     $273,000       $2,650     600,000   $       0       $      600

(1) Mr. Moses was named Vice Chairman effective November 20, 1995. The compensation indicated for 1995 and prior years includes compensation relating to his position as an executive officer of ALC Communications Corporation, which was acquired by the Company effective August 16, 1995. As a result of that acquisition, each option for a share of ALC common stock became exercisable for two shares of Frontier common stock. The number of securities underlying options granted in 1993 has been adjusted in this Table to reflect the effect of the acquisition. (See also footnote 3 to the Table of Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values at page 11.)

(2) Messrs. Oberlin and Zrno were named to the indicated positions with the Company effective August 16, 1995, pursuant to the agreement for the acquisition of ALC Communications Corporation by the Company. The compensation indicated for 1995 and prior years includes compensation relating to their positions as executive officers of ALC Communications Corporation. The number of securities underlying options granted in 1993 has been adjusted in this Table to reflect the effect of the acquisition. Mr. Zrno retired from Frontier Corporation effective October 31, 1995. Mr. Oberlin resigned from Frontier Corporation effective November 20, 1995, and consequently the 100,000 options granted in 1995 and reflected in this Table will never vest. (See also footnote 3 to the Table of Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values at page 11.)

(3) The amounts reported in this column for 1995 include $4,541 paid to Mr. Gregory and $6,269 paid to Mr. Zrno to offset income tax liabilities incurred by each of them.

(4) As described in more detail in the Report of Committee on Management at page 7 of this Proxy Statement, 1995 Performance Unit Plan awards are based upon performance achieved at 120% of the target levels. This represents the final payout under this plan.

(5) "All Other Compensation" includes imputed income from term life insurance coverage and the Company's contributions to both the tax-qualified 401(k) and nonqualified defined contribution plans. For 1995, the dollar value of term life insurance coverage premiums paid by the Company for the benefit of the named executive officers was $1,476 for Mr. Bittner, $1,402 for Mr. Carr, $1,476 for Mr. Gregory, $1,476 for Mr. Massaro, $65 for Mr. Moses, $65 for Mr. Oberlin and $65 for Mr. Zrno. The Company's 1995 contributions on behalf of the named executive officers to the tax-qualified 401(k) and nonqualified defined contribution plans, respectively, were as follows: $5,368 and $35,859 for Mr. Bittner; $6,750 and $0 for Mr. Carr; $6,126 and $12,147 for Mr. Gregory; $5,430 and $10,328 for Mr. Massaro; $1,000 and $0 for Mr. Moses; $1,000 and $0 for Mr. Oberlin and $1,000 and $0 for Mr. Zrno. For Messrs. Oberlin and Zrno, "All Other Compensation" includes amounts accrued in 1995 as a result of their decision to terminate employment following a change in control of ALC Communications Corporation. These amounts will be paid out over 24 month periods. The sum of $1,160,000 was accrued for Mr. Oberlin and the sum of $1,272,999 was accrued for Mr. Zrno.

        The following companion tables to the Summary Compensation Table list the stock options granted during the 1995 fiscal year to the named executive officers, their stock held at the end of 1995, long-term incentive plan restricted stock awards granted during 1995, and the estimated retirement benefits which would be paid to them at age 65.


Option/SAR Grants in Last Fiscal Year

The following Individual Grants table includes two columns designated as "Potential Realized Value." The calculations in those columns are based on hypothetical growth assumptions, proposed by the Securities and Exchange Commission, of 5% and 10% for stock price appreciation for the option term. There is no way to anticipate what the actual growth rate of the Company's stock price will be.

Individual Grants in 1995

                    Number of                                                  Potential Realized Value
                   Securities      % of Total                                   at Assumed Annual Rates
                   Underlying    Options/SARs                                 of Stock Price Appreciation
                 Options/SARs      Granted to    Exercise or                       for Option Term
                   Granted(1)    Employees in     Base Price    Expiration    ----------------------------
Name                      (#)     Fiscal Year      ($/Share)          Date         5% ($)          10% ($)
----             ------------    ------------    -----------    ----------    -----------      -----------
R. L. Bittner         102,000           5.09%        $21.875       3/13/05    $1,403,221       $ 3,556,038
                      400,000          19.97%        $27.125       8/16/05    $6,823,507       $17,292,106

M. C. Moses           100,000           4.99%        $27.125       8/16/05    $1,705,877       $ 4,323,026

J. T. Carr             26,400           1.32%        $21.875       3/13/05    $  363,187       $   920,386
                       60,000           3.00%        $27.125       8/16/05    $1,023,526       $ 2,593,816

D. M. Gregory          26,400           1.32%        $21.875       3/13/05    $  363,187       $   920,386
                       60,000           3.00%        $27.125       8/16/05    $1,023,526       $ 2,593,816

L. L. Massaro          26,400           1.32%        $21.875       3/13/05    $  363,187       $   920,386
                      100,000           4.99%        $27.125       8/16/05    $1,705,877       $ 4,323,026

W. H. Oberlin         100,000           4.99%        $27.125       8/16/05    $1,705,877       $ 4,323,026

J. M. Zrno                  0           0.00%            N/A           N/A           N/A               N/A

(1) The option grants have the following material terms: exercise price is the market price (based on the closing price of the Company's common stock on the New York Stock Exchange) on the date of the option grant; 1/3 of the options granted may be exercised commencing one year following the grant date, a second 1/3 may be exercised commencing two years following the grant date, and the remaining 1/3 may be exercised commencing three years following the grant date. The option grant dates were March 13, 1995 and August 16, 1995. Options may not be transferred other than by will or the laws of descent and distribution. An option may be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. In the event of a "change in control" as defined by the Management Stock Incentive Plan, all options become immediately vested and exercisable. Mr. Oberlin has left the Company and consequently the 100,000 options reflected in this Table will never vest.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                     Number of Securities       Value of Unexercised In-
                                                   Underlying Unexercised         the-Money Options/SARs
                         Shares                    Options/SARs at FY End                   at FY End(2)
                       Acquired       Value   ---------------------------    ---------------------------
                    On Exercise    Realized   Exercisable   Unexercisable    Exercisable   Unexercisable
                    -----------    --------   -----------   -------------    -----------   -------------
Name                        (#)      ($)(1)           (#)             (#)            ($)             ($)
----                -----------    --------   -----------   -------------    -----------   -------------
R. L. Bittner                0          N/A        76,264         576,536    $   816,344      $2,650,381
M. C. Moses(3)               0          N/A     1,500,000         100,000    $37,005,806      $  287,500
J. T. Carr                   0          N/A        20,732         105,068    $   226,864      $  555,611
D. M. Gregory                0          N/A        22,998         108,402    $   263,384      $  585,041
L. L. Massaro                0          N/A        18,732         144,068    $   204,989      $  659,673
W. H. Oberlin (3)            0          N/A     1,569,200         100,000    $38,960,706      $        0
J. M. Zrno (3)               0          N/A     1,600,000               0    $38,452,976             N/A

(1) Aggregate market value of the shares acquired or covered by the option less the aggregate exercise price.

(2) Options are valued at the market value of Frontier Corporation common stock at December 31, 1995, (closing price of $30.00) less the per share option exercise price, multiplied by the number of exercisable/unexercisable options.

(3) ALC Communications Corporation merged with a subsidiary of Frontier Corporation effective August 16, 1995. As a result of the merger, all options in ALC Communications Corporation shares previously granted to Messrs. Moses, Oberlin and Zrno became immediately vested and each option for an ALC share became exercisable for two shares of Frontier Corporation common stock. This exchange ratio is consistent with the exchange ratio of the underlying merger. The exercisable stock options reported for Messrs. Moses, Oberlin and Zrno include options for ALC shares which were previously granted by ALC Communications Corporation. All options for ALC common stock were originally granted with an exercise price equal to market price on the date of grant. These options retain their original expiration dates. Mr. Oberlin has left the Company and consequently the 100,000 options reflected in this Table in the "Unexercisable" column will never vest and for that reason their value is reflected as zero.

Long-Term Incentive Plans - Awards in Last Fiscal Year

                        Number of      Performances or
                    Shares, Units   Other Period Until
                         or Other        Maturation or
Name                   Rights (#)               Payout
----                -------------   ------------------
R.L. Bittner              100,000                  (1)
M.C. Moses                      0
J.T. Carr                  10,000                  (1)
D.M. Gregory               10,000                  (1)
L.L. Massaro               20,000                  (1)
W.H. Oberlin                    0
J.M. Zrno                       0

(1) Messrs. Bittner, Carr, Gregory and Massaro each were awarded shares of restricted stock on August 16, 1995, under the Management Stock Incentive Plan which is a long-term incentive plan. Vesting is subject to performance criteria as well as the passage of time and continued employment. No greater than one-third of the award can be paid in either 1996 or 1997. The first third will vest upon achievement of at least a $31.00 stock price for twenty business days in a thirty business day period. The remaining two-thirds will vest upon the achievement of stock prices of $36.00 and $41.00 and the passage of time. Unvested restricted share awards expire on December 31, 1998. Recipients of restricted shares have full voting rights on the shares and are entitled to receive accumulated dividends when the shares vest. In the event of a "change in control" as defined by the Management Stock Incentive Plan, all restricted shares become immediately vested and exercisable.


Pension Plans

The following table shows the estimated annual benefits payable upon retirement at age 65 to individuals in specified remuneration and years of service classifications. The amounts set forth in this table do not reflect early retirement incentives which the Company had previously offered certain of its management employees. Furthermore, the amounts set forth are neither subject to any deduction for Social Security benefits or any other offsets nor adjusted to reflect maximum allowable benefits under the Internal Revenue Code.

        All of the Company's officers, including those listed in the Summary Compensation Table, are participants in the Company's Management Pension Plan as supplemented by a Supplemental Management Pension Plan ("SMPP"). The annual aggregate pension benefit for an officer under these Plans is based upon several factors and is largely determined by the number of years of employment multiplied by a percentage of the officer's three consecutive years of highest average annual compensation preceding retirement.

        Both the Company's Management Pension Plan and the SMPP have been amended and will be frozen effective December 31, 1996. Benefit calculations under both pension plans were increased by 20% for all plan participants who will have five or more years of service under the Plans by December 31, 1996. Additionally, early retirement requirements were reduced by three years of service and three years of age as final enhancements to both plans.

Pension Plan Table

Years of Service/
Remuneration             (15)       (20)      (25)      (30)      (35)
-----------------    --------    -------   -------   -------   -------
$  350,000             95,368    127,157   158,946   190,735   222,524
   400,000            109,228    145,637   182,046   218,455   254,864
   450,000            123,088    164,117   205,146   246,175   287,204
   500,000            136,948    182,597   228,246   273,895   319,544
   550,000            150,808    201,077   251,346   301,615   351,884
   600,000            164,668    219,557   274,446   329,335   384,224
   650,000            178,528    238,037   297,546   357,055   416,564
   700,000            192,388    256,517   320,646   384,775   448,904
   750,000            206,248    274,997   343,746   412,495   481,244
   800,000            220,108    293,477   366,846   440,215   513,584
   850,000            233,968    311,957   389,946   467,935   545,924
   900,000            247,828    330,437   413,046   495,655   578,264
   950,000            261,688    348,917   436,146   523,375   610,604
 1,000,000            275,548    367,397   459,246   551,095   642,944
 1,050,000            289,408    385,877   482,346   578,815   675,284
 1,100,000            303,268    444,357   505,446   606,535   707,624

        Mr. Bittner, Mr. Moses, Mr. Carr, Mr. Gregory and Mr. Massaro each have executive contracts which may pay a benefit in the event of a "Change in Control" of the Company. These contracts are explained in detail on page 14 of this Proxy Statement. Each of them also participates in the Company's Pension Plan. Under SMPP, their service factor would include, subject to certain limitations, the amount of service for which payment is made to them under their executive contract.

        The SMPP also provides that in the event of a Change in Control of the Company, the Board may not terminate a participant's benefit and the Employees' Benefit Committee may not change prior decisions regarding a participant's service factor.

        Effective January 1, 1994, the Company established a Supplemental Executive Retirement Plan ("SERP") which covers all the officers named in the preceding tables plus one additional executive officer and six other executives. The Plan has an accrual and vesting schedule based on years of service and age. A maximum benefit of 60% of final compensation will be paid to an executive retiring at age 50 or older with 30 or more years of service. Payments made under the Company's Management Pension Plan and the Supplemental Management Pension Plan are included in determining the ultimate benefit payable under the SERP. However, in order to qualify for the SERP benefit, a covered executive must be at least 50 years of age. Executive officers who are not at least 50 years old when they retire would only receive the retirement benefits set forth in the above Pension Plan Table and would receive no SERP benefit. Effective December 31, 1999, the SERP will be frozen with no enhancements.

        For the purpose of the Management Pension Plan, annual compensation includes all taxable W-2 compensation plus deferred compensation. For the purpose of SMPP and the SERP, annual compensation is the same as that given in the Salary and Bonus columns of the Summary Compensation Table for the named executive officers. The number of years of employment of such individuals for the purposes of these Plans currently are as follows: Mr. Bittner-33; Mr. Carr-26; Mr. Gregory-17; and Mr. Massaro-27. Messrs. Moses, Oberlin and Zrno have no years of employment for purposes of these Plans. However, the Company has agreed to bridge Mr. Moses's prior service with telecommunications companies provided he remains employed by Frontier Corporation. Effective September 1, 1997, the Company will credit Mr. Moses nine years and three months toward pension eligibility, and two years thereafter, the Company will credit him his remaining nine years and three months experience. The Company has also agreed to bridge Mr. Gregory's prior service with other telecommunications companies provided he remains employed by Frontier Corporation until January 1, 1997. Effective that date, the Company will credit Mr. Gregory his additional six years and six months experience in the telecommunications industry.

        Mr. Zrno and Mr. Oberlin will receive no payments from the SERP as they have left the Company and because they have no years of employment for the purpose of any of the Company's plans. Neither Mr. Massaro nor Mr. Gregory has yet reached the age of 50 years. Assuming they retired as of the current date, Mr. Massaro would receive a full pension and Mr. Gregory would receive a deferred pension based upon the amount reflected in the Pension Plan Table, and neither would receive any additional benefit under the SERP. Mr. Bittner has reached the age of 50 years and has accrued at least 30 years of service credit. If he retired as of the current date, he would receive a full pension based on the amount reflected in the Pension Plan Table and no SERP benefit because the amount he would receive under the current pension formula would exceed any SERP benefit. Since Mr. Carr has reached the age of 50 years and has 26 years of service credit, he is entitled to a full pension based on the amount reflected in the Pension Plan Table. Assuming annual compensation at his January 31, 1996 level, if Mr. Carr were to retire, he would additionally receive an annual SERP benefit of $23,945. Although Mr. Moses has reached the age of 50 years, he does not currently have enough years of service with the Company to qualify for any pension or SERP benefit.

-------------------------------------------------------------------------------
Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the Committee on Management at the end of the last completed fiscal year were Ms. Barron, Mr. Faherty, Mr. McCorkindale and Mr. Gill (Chair). None of these persons were, during 1995 or previously, an officer or employee of the Company or any of its subsidiaries.

        The full Board of Directors accepted the recommendation of the Committee on Management concerning Mr. Bittner's compensation. Mr. Hasselwander is a former officer of the Company and, during 1995, he participated in those deliberations of the Company's Board of Directors in which the Board accepted the Committee on Management's recommendations concerning executive officer compensation. Mr. Hasselwander is not a member of the Committee on Management. No executive officer of the Company has, during 1995 or previously, served as a director or member of the compensation committee of any other entity that has an executive officer who serves or has served either as a member of the Committee on Management or as a member of the Board of Directors of Frontier Corporation.

Employment Contracts

On August 16, 1995, the Company entered into three year employment agreements, with provisions for annual renewals, with Mr. Bittner, Mr. Carr, Mr. Gregory, and Mr. Massaro. Each agreement provides for specific compensation, duties and terms and conditions of employment. Each agreement also provides that, in the event of a change in control (as defined in the agreement) which is followed within three (3) years by termination of employment under certain circumstances, the employee will be entitled to all accrued compensation, a pro rata bonus, a cash severance payment (as determined under the agreement), the cash value of certain retirement amounts (as determined under the agreement) and continuation for three years of certain health and life insurance benefits. Additionally, in the event any of these amounts are determined to trigger an Excise Tax (as defined in the agreement), the employee may also be entitled to a Gross-Up Payment (also as defined in the agreement).

        Frontier Corporation acquired ALC Communications Corporation ("ALC") on August 16, 1995. Under the terms of the acquisition agreement, Messrs. Faherty, Uhl and Moses became Directors of the Company. In late 1988, ALC entered into employment agreements with Messrs. Zrno and Oberlin. These agreements were subsequently amended several times. As of the effective date of the acquisition, each employment agreement was amended again to provide for a specific base salary, term of employment and position with Frontier Corporation, and qualified the employee to participate in Frontier Corporation's executive retirement and pension plans. Mr. Zrno's employment agreement had a base salary of $300,000 which was increased to $325,000 and an expiration date of January 7, 1997, while Mr. Oberlin's agreement had an expiration date of January 1, 2000, and an annual base salary of $350,000. Both agreements also contained certain non-compete provisions. Mr. Oberlin's agreement also granted him 100,000 options in Frontier Corporation common stock and the right to earn 200,000 additional options, if certain performance goals are met and he remained employed by Frontier.

        The acquisition of ALC by Frontier qualified as a "Change-in-Control Event" under the employment agreements of Messrs. Zrno and Oberlin. Accordingly, each officer was entitled to terminate voluntarily his employment at any time within 12 months after the acquisition date and receive the same severance package as if his employment were terminated without cause. Specifically, this benefit would be the salary and benefits which he would have been entitled to receive for a period of two years had his employment not terminated, plus an amount of compensation equivalent to the sum of his incentive compensation awards for the immediately preceding two fiscal years. The employment agreements also provided that any ALC stock options previously granted to that officer would immediately vest upon his termination of employment and remain exercisable for shares of Frontier Corporation common stock for at least the 12 months following the termination of his employment. Mr. Zrno elected to terminate his employment effective October 31, 1995, and Mr. Oberlin chose to terminate his employment effective November 20, 1995. These events triggered the payments due them under the Change-in-Control provisions. Frontier Corporation has accrued for these payments which are reflected in the "All Other Compensation" column of the Summary Compensation Table located at page 9 of this proxy statement.

        Effective November 20, 1995, the Company entered into a restated employment agreement with Mr. Moses. That agreement, which continues through December 31, 1999, provides for specific compensation, duties and position with Frontier Corporation and qualifies Mr. Moses to participate in the Company's executive retirement and pension plans. That agreement contains customary terms regarding the reimbursement of employee expenses and the indemnification of officer acts, as well as typical covenants regarding certain confidential matters. It also contains certain non-compete provisions and reaffirmed a prior grant to Mr. Moses of 100,000 options in Frontier Corporation common stock and the right to earn 200,000 options, if certain performance goals are met and he remains employed by Frontier. The Company may terminate Mr. Moses' employment with or without cause, and Mr. Moses may also terminate his employment with or without cause. Depending upon the circumstances and date of Mr. Moses' employment termination, the Company may be required to pay Mr. Moses certain benefits.

-------------------------------------------------------------------------------
Interest of Certain Persons In Matters to be Acted Upon

As disclosed at Proposal 3, Employees' Stock Option Plan, at pages 15 and
16, the executive officers of the Company would not be entitled to participate in that Plan. They would continue to participate in the Management Stock Incentive Plan which was previously approved by shareowners. As disclosed at Proposal 4, Directors' Stock Incentive Plan, at pages 16 and 17, the nominees for Director would be entitled to participate in that Plan. The New Plan Benefits Table at page 18 of this Proxy Statement reflects the benefits each group would receive under the Plans which are the subject of these Proposals.

-------------------------------------------------------------------------------
Indemnification of Certain Persons

As authorized by New York State Law, the Company and its subsidiaries have purchased insurance from the Chubb Group, the National Union Fire Insurance Company of Pittsburgh, PA, and Gulf Insurance Company, insuring such companies against amounts they may pay as a result of indemnifying their officers and Directors for certain liabilities such officers and Directors might incur. These insurance policies also insure all officers and Directors of the Company and its affiliates for additional liabilities against which such officers and Directors may not be indemnified by the Company and its affiliates. The insurance was renewed on May 21, 1995 for a period of one year. During 1995, the Company paid $594,907 for this insurance and the renewal policy costs will be negotiated in March, 1996.

-------------------------------------------------------------------------------
Proposal 2-Election of Independent Auditors

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

The Company's independent auditors are Price Waterhouse LLP. At the Annual Meeting, the shareowners will consider and vote upon a proposal to elect independent auditors for the Company's fiscal year ending December 31, 1996. The Audit Committee of the Board of Directors has recommended that Price Waterhouse LLP be re-elected as independent auditors for that year. No member of the Audit Committee is an officer or employee of the Company. The Board of Directors unanimously recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing proposal unless otherwise indicated. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the common stock outstanding.

        Representatives of Price Waterhouse LLP will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareowners.

-------------------------------------------------------------------------------
Proposals Regarding Employee and Director
Compensation Plans

The Company is requesting your approval of a new employee compensation plan and an amendment and modification to an existing Director compensation plan. These are designed to incent employees and Directors to act in the best interests of shareowners by increasing their ownership of Company common stock. These proposals are included on pages 15 through 17 of this Proxy Statement as Proposals 3 and 4. Specifically, in the case of Proposal 3, shareowner approval is requested to establish a new plan that will increase the group of employees eligible to receive stock compensation. A total of 8,000,000 shares over a 10 year period would be available for grant under this new plan. In the case of Proposal 4, shareowner approval is requested to increase the number of shares of Frontier common stock granted, in lieu of cash, to Directors of the Company and its subsidiaries annually for service on the Board. A brief summary of the intent of each proposal is presented after the title of the proposal. As required by the regulations of the Securities and Exchange Commission, also included is a summary of the material provisions of each Plan.

        You can receive a copy of these Plans by calling the Shareowner Line, 1-800-836-0342. Alternatively, you may direct a written request for copies of the Plans to the Corporate Secretary at the Company's office at Frontier Center, 180 South Clinton Avenue, Rochester, New York 14646. We must receive your oral or written request by April 18, 1995, in order for you to receive the copy in advance of the meeting. Copies of each of these Plans will also be available at the meeting.

-------------------------------------------------------------------------------
Proposal 3-Employees' Stock Option Plan

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

Summary of Proposed Action

As discussed in the Report of the Committee on Management at page 6 of this Proxy Statement, the Committee has adopted the Employees' Stock Option Plan
(the "Plan"), subject to shareowners' approval. The purpose of the proposed action is to provide a broad-based stock option plan available to employees other than senior executives. This action will require the affirmative vote of a majority of the outstanding shares eligible to vote on this proposal.

        Your Board of Directors believes that all employees should be encouraged to own shares of the Company's stock in order to align employees' interests better with shareowners. As the telecommunications industry becomes more competitive, the speed of change in the industry requires employees to become more entrepreneurial and customer focused. The nature of the Company's business has grown and changed dramatically over the past several years. Currently, nearly 70% of the Company's revenue is generated from the provision of long distance service, an already very competitive market. It is necessary for the Company to maintain a competitive compensation program in order to attract and retain high performance employees critical to the future success of the Company. Stock options, even in limited numbers per employee, will provide an important link between the employee's performance, compensation and increased value for shareowners. Your Board of Directors asks that you approve this broad-based employee stock option plan that will allow the Company to incent and reward non-senior executive employees with stock options.

Summary of Plan Provisions

The Company's Employees' Stock Option Plan will be a new, broad-based plan. All employees of the Company and its subsidiaries, other than senior executives, generally will be eligible to participate. Participation of bargaining unit employees would be subject to the collective bargaining process. Options may be granted under the Plan during a 10 year period following shareowner approval of the Plan.

        Plan Administration; Eligibility. A Stock Option Committee (the "Committee"), which currently would be composed of members of the Company's senior management team, has discretion to select, from among the persons eligible for awards, the employees to whom awards will be granted and to determine the specific terms of each award, subject to the provisions of the Plan.

        Stock Options. The Plan permits the granting of Non-Qualified Stock Options ("NQSOs"). The exercise price under each option is the fair market value of the common stock on the day the option is granted. Options by their terms are not transferable by the participant other than by will or the laws of descent and distribution, by gift to family members or by the terms of a domestic relations order. Options become exercisable on the second anniversary of the date of the grant. Options expire automatically if not exercised within ten (10) years following the date of grant.

        Shares Available. The aggregate number of shares of the Company's common stock available for award under this Plan during the 10 year life of the Plan will not exceed eight million (8,000,000) shares.

        If an award expires, terminates or is canceled without being exercised, under certain circumstances, new awards may thereafter be granted incorporating such shares. No award will be granted more than 10 years after the Plan is approved by shareowners.

        Change in Control. In the event of a change in control of the Company, all of a participant's stock options shall become immediately exercisable, unless directed otherwise by resolution of the Board adopted prior to and specifically relating to the occurrence of such change in control. Each participant also has the right, exercised by written notice to the Company within sixty (60) days after the change in control, to receive, in exchange for the surrender of an option or any portion thereof to the extent the option is then exercisable, an amount of cash equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the common stock covered by the option or portion thereof which is so surrendered and the option price of such common stock under the option.

Tax Consequences

The Company has been advised by counsel that under present law the following are the Federal income tax consequences generally arising with respect to stock options granted under the Plan. The grant of an option will create no Federal income tax consequences for an optionee or the Company. Upon exercising an NQSO, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company will be entitled to a deduction for the same amount. The treatment of an optionee's disposition of shares acquired through the exercise of an option depends on how long the shares have been held.

-------------------------------------------------------------------------------
Proposal 4-Directors' Stock Incentive Plan

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

Summary of Proposed Action

Increased common share ownership in the Company by non-employee Directors of the Company and its subsidiaries will more closely align their interests to those of our general shareowner population. Based on management's recommendation, your Board of Directors has recommended a modification and restatement of the Directors' Stock Incentive Plan to increase the annual stock grants to non-employee Directors of the Company and its subsidiaries so that their retainers will be paid entirely in Company common stock. Currently eleven persons are non-employee Directors of Frontier Corporation and five persons are non-employee Directors of Frontier Corporation subsidiaries. This action requires the affirmative vote of a majority of the outstanding shares eligible to vote on this proposal.

Summary of Current Plan Provisions

The Directors' Stock Option Plan was adopted by the Board of Directors on November 20, 1989, approved by shareowners on April 25, 1990, and amended by shareowners on April 27, 1994. Modified and renamed the Directors' Stock Incentive Plan, the Plan currently authorizes 1,000,000 shares to be available for grants. This authorization is sufficient to support the proposed new action. The Plan currently provides for the automatic annual grant to non-employee Directors of Frontier Corporation of non-qualified stock options to purchase 4,000 shares of the Company's common stock, and the automatic annual grant to non-employee Directors of Frontier Corporation subsidiaries of non-qualified stock options to purchase 3,000 shares of the Company's common stock. Additionally, the Plan also currently provides for an annual grant of 500 shares to non-employee Frontier Corporation Directors. Grants are made each year on the date of the Annual Meeting electing Directors to the Board. Any new non-employee Director also receives a one time grant of 1,000 shares which may not be transferred while the Director remains on the Board. Non-employee Board members who begin service on the Board on a date other than the date of the Annual Meeting are granted an option to purchase a pro rata portion of 4,000 shares and are awarded a pro rata portion of 500 shares. All eleven current non-employee Frontier Corporation Directors and five Rochester Telephone Corp. Directors currently participate in this Plan.

        Each option granted under the Plan is evidenced by an option agreement between the individual Director and the Company. At the date each year that Directors are elected to the Board, each Director so elected (whether newly elected or continuing as a carryover Director) will receive an option to purchase a fixed number of shares of the Company's common stock. The exercise price under each option equals the fair market value of the common stock at the time the option is granted. Options are not transferable by the participant other than by will or the laws of descent and distribution. New options granted under the Plan will become exercisable with respect to one-third of the option shares on the first anniversary of the date of grant and with respect to an additional one-third of such shares on the second and third anniversaries of the grant.

        Notwithstanding any of the provisions of the Plan, in the event of a change in control of the Company, all of a participant's options are immediately vested and exercisable, unless directed otherwise by resolution of the Board adopted prior to and specifically relating to the change in control. In the event of a change in control, each holder of an exercisable option shall also have the right at any time thereafter during the term of such option to exercise the option in full, notwithstanding any limitation or restriction in any option agreement or in the Plan. Each participant shall also have the right, exercised by written notice to the Company within sixty (60) days after the change in control, to receive, in exchange for the surrender of the option or any portion thereof to the extent the option is then exercisable, an amount of cash. This amount of cash will be equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the common stock covered by the option or portion thereof which is so surrendered and the option price of such common stock under the option.

Plan Modifications

Eligibility. Currently the eligible participants are persons who are non-employee Directors of Frontier Corporation and its subsidiaries. The restated Plan will not change the composition of the eligible group.

        Stock Grants. The Board of Directors of Frontier Corporation believes it would further the purpose of aligning the interests of the Directors of the Company and its shareowners if the annual retainers paid to the non-employee Directors were paid in the form of shares of Frontier common stock rather than in cash. Upon the recommendation of the Committee on Directors, the Board of Directors voted, subject to the approval of shareowners, to change the form of payment of the annual retainers for non-employee Directors from a combination of cash and stock to all stock. To achieve this, the Directors' Stock Incentive Plan must be changed in the following manner:

1. Annual Frontier Board Retainer will be 1,200 shares of Frontier common stock; after 1996 the retainer will be the greater of 1,200 shares or the number of shares of common stock having a fair market value equal to the annual cash Board Retainer.

2. Annual Frontier Committee Chair Retainer will be 300 additional shares of Frontier common stock; after 1996 the retainer will be the greater of 300 shares or the number of shares of common stock having a fair market value equal to the annual cash Committee Chair Retainer.

3. Subsidiary annual retainers will be paid in Frontier common stock having an aggregate fair market value on the date of grant equal to the amount of the Retainer.

Other provisions of the Plan, such as the grant of stock options and new Director shares, would remain unchanged.

Tax Consequences

The Company has been advised by counsel that under present law the following are the Federal income tax consequences generally arising with respect to awards granted under the Plan.

        The grant of an NQSO will create no Federal tax consequences for the optionee or the Company. Upon exercising, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company will be entitled to a deduction for the same amount. The treatment of an optionee's disposition of the shares acquired through exercise of an NQSO depends on how long the shares have been held. Generally, there will be no tax consequences to the Company in connection with the disposition of the shares acquired by an optionee through exercise of an NQSO.

        A recipient of a stock grant will be subject to tax at ordinary income rates on the fair market value of the stock at the time of the grant, provided that a Director who has elected to defer receipt of directors fees shall recognize income in accordance with the deferral election. The Company will be entitled to take a tax deduction equal to the amount includable in the Director's income.

New Plan Benefits

As required by regulations of the Securities and Exchange Commission, the following table shows the benefits under each of the Plans described in Proposals 3 and 4. The table indicates the Plan benefits which may be received by or allocated for the named executive officers, the executive officers as a group, Directors who are not executive officers, and Company employees who are not executive officers. The benefits are expressed in number of units. The Directors and nominees will benefit from approval of the Plan in which they participate.

New Plan Benefits

                                        Employees'            Directors'
                                      Stock Option       Stock Incentive
                                           Plan(1)               Plan(2)
Name and Position                              (#)                   (#)
-----------------                 ----------------       ---------------
R. L. Bittner                                 N/A                    N/A
Chairman, President and CEO
Frontier Corporation

M. C. Moses                                   N/A                    N/A
Vice Chairman and Chief Financial
Officer Frontier Corporation

J. T. Carr                                    N/A                    N/A
Senior Vice President Frontier
Corporation and Chairman
Rochester Telephone Corp.

D. M. Gregory                                 N/A                    N/A
Senior Vice President
Frontier Corporation and
President - Carrier Services

L. L. Massaro                                 N/A                    N/A
Executive Vice President and
Chief Administrative Officer
Frontier Corporation

W. H. Oberlin                                 N/A                    N/A
former President
Frontier Corporation

J. M. Zrno                                    N/A                    N/A
former Vice Chairman
Frontier Corporation

Executive Group                               N/A                    N/A

Non-Executive                                 N/A                 83,700
Director Group

Non-Executive                     Discretionary(3)                   N/A
Officer Employee
Group

(1) Executive Officers and Directors are not eligible to participate in the Employees' Stock Option Plan.

(2) All amounts are 1996 projections. This Plan is available only to Directors of the Company and its subsidiaries who are not employees of the Company or any of its subsidiaries or affiliates.

(3) The number of stock options which would be granted to the eligible employees is undeterminable at this time as any such grants are at the discretion of the Stock Option Committee.


-------------------------------------------------------------------------------
Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than those set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment. In the event a nominee is unable to serve, the proxies will vote upon a substituted nominee.

-------------------------------------------------------------------------------
Future Proposals of Shareowners

In order to be eligible for inclusion in the proxy materials for the Company's 1997 Annual Meeting of Shareowners, any shareowner proposal to take action at such meeting must be received at the Company's principal executive offices by November 13, 1996. Any such proposal should be addressed to 180 South Clinton Avenue, Rochester, New York 14646, Attention: Josephine S. Trubek, Corporate Secretary.

        In addition, the Company's By-Laws establish an advance notice procedure with regard to certain matters, including shareowner proposals not included in the Company's proxy statement, to be brought before an annual meeting of shareowners. In general, in order to bring a matter before the meeting, notice must be received by the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareowner proposing such matters. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date, notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. However, if a shareowner complies with the requirements to have a proposal included in the proxy materials, he or she is deemed to have complied with this advance notice procedure. If a shareowner who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present that proposal at the meeting, the Company need not present the proposal for a vote at the meeting.

March 11, 1996

Frontier
Without Limits, Within Reach.



Frontier Corporation
Frontier Center
180 South Clinton Avenue
Rochester, NY  14646-0700

Frontier [LOGO]                          Proxy For Common Shares
  CORPORATION

    I authorize each of Ronald L. Bittner and/or Josephine S. Trubek, or substitutes selected by them, to vote all shares of Frontier Corporation which I am entitled to vote at the Annual Meeting of Shareowners on April 24, 1996, or at any adjournment thereof, as specified below:

    The Board of Directors recommends a vote FOR Proposals 1 through 4:

1.  NOMINEES FOR DIRECTORS: Patricia C. Barron, Ronald L. Bittner, Raul
    E. Cesan, Brenda E. Edgerton, Jairo A. Estrada, Michael E. Faherty, Daniel E. Gill, Alan C. Hasselwander, Robert J. Holland, Jr., Douglas H. McCorkindale, Marvin C. Moses, Dr. Leo J. Thomas, and Richard J. Uhl.

    [ ] VOTE FOR all nominees listed above, except for the following
        (if any):

    ------------------------------------------

    [ ] VOTE WITHHELD from ALL nominees


                                                     FOR   AGAINST   ABSTAIN

2.  Election of Price Waterhouse LLP as Auditors     [ ]   [ ]       [ ]


                                                     FOR   AGAINST   ABSTAIN

3.  Approval of the Employees' Stock                 [ ]   [ ]       [ ]
    Option Plan

                                                     FOR   AGAINST   ABSTAIN

4.  Approval of the Directors'                       [ ]   [ ]       [ ]
    Stock Incentive Plan Amendment


5. To vote in favor of any substituted director if a nominee is unable to serve and to act in their discretion upon such other matters which may properly come before the meeting, or which are incident to the conduct of the meeting, or which the Board of Directors does not know, at the time of this solicitation, will be presented at the meeting.


            CONTINUED, and to be signed and dated, on REVERSE SIDE

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO
THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
ALL NOMINEES AND AUDITORS AND IN FAVOR OF THE BENEFIT PLAN PROPOSALS, NUMBERS 3 AND 4.

[ ] Yes, I plan to attend the 1996 Annual Meeting.


Dated                , 1996
     ----------------             -------------------------------------------

                                  -------------------------------------------
                                  (Please sign exactly as name appears below)